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                                                                    Exhibit (m2)


                          DISTRIBUTION AND SERVICE PLAN
                                     Class C

      DISTRIBUTION AND SERVICE PLAN (the "Plan"), dated as of January 1, 1999, of Touchstone Series Trust, a Massachusetts business trust (the "Trust").

                              W I T N E S S E T H:

      WHEREAS, the Trust has been organized to operate as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

      WHEREAS, the Shares of Beneficial Interest (par value $0.00001 per share) of the Trust (the "Shares") are (i) divided into separate series with the shares of each such series representing interests in a separate portfolio of securities and other assets, and (ii) divided within the Touchstone Emerging Growth Fund, Touchstone International Equity Fund, Touchstone Income Opportunity Fund, Touchstone Value Plus Fund, Touchstone Growth & Income Fund, Touchstone Balanced Fund, and Touchstone Bond Fund series (the "Initial Series" - such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series") into two or more classes; and

      WHEREAS, the Trust has established three classes of shares for each such Series, such classes being referred to as "Class A," "Class C," and "Class Y;" and

      WHEREAS, the Trust intends to distribute Class C the Shares of each Series in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and desires to adopt this Plan as a plan of distribution pursuant to such Rule; and

      WHEREAS, the Trust desires to engage Touchstone Securities, Inc., a Nebraska corporation (along with any successor distributor, the "Distributor"), to provide (or cause to be provided) certain distribution and shareholder services for the Trust; and

      WHEREAS, the Trust desires to enter into a distribution agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust in the manner specified in Rule 12b-1 (the "Distribution Agreement")) with the Distributor, whereby the Distributor will provide facilities and personnel and render services to the Trust in connection with the offering and distribution of the shares of each Series; and

      WHEREAS, the Board of Trustees, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Series of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit each Series and its shareholders.

      NOW, THEREFORE, the Board of Trustees hereby adopts this Plan for the Trust as a plan of distribution in accordance with Rule 12b-1, on the following terms and conditions:
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      1. As specified in the Distribution Agreement, the Trust will reimburse the Distributor for costs and expenses incurred in connection with the distribution and marketing of Class C Shares of the Series. Such distribution costs could include, without limitation, advertising expenses and the expenses of printing (excluding typesetting) and distributing prospectuses and reports used for sales purposes, expenses of preparing and printing sales literature; expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, payments to broker-dealers, banks or other financial institutions ("Dealers") for services in connection with the distribution of Class C Shares, including service fees and trail or maintenance commissions calculated with reference to the average daily net asset value of Class C Shares held by shareholders who have a brokerage or other service relationship with the Dealer or institution receiving such fees; and other distribution-related expenses whether or not specifically required to be made by the Distributor pursuant to the Distribution Agreement.

      2. The Trust may pay the Distributor distribution fees from each Series not to exceed on an annual basis 0.75% of the average daily net assets attributable to Class C Shares of the Series for its then-current fiscal year (and with regard to future Series, such percentage of the average daily net assets attributable to Class C Shares of such Series as is agreed to by the Trust and the Distributor) as reimbursement for costs and expenses incurred in connection with the distribution and sales (including providing or causing to be provided personal service and shareholder account maintenance services) of Class C Shares of the respective Series. To the extent such expenses exceed the stated limit, the Distributor will bear such expenses.

      3. The Trust may also pay the Distributor service fees from each Series not to exceed on an annual basis 0.25% of the average daily net assets of the Series for its then-current fiscal year (and with regard to future Series, such percentage of the average daily net assets of such Series as is agreed to by the Trust and the Distributor) in connection with providing (or causing to be provided) personal service and shareholder account maintenance services.

      4. The Trust shall pay or cause to be paid all fees and expenses of any independent auditor, legal counsel, administrator, sponsor, transfer agent, custodian, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Class C Shares and (other than the service fees covered by the Plan) servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Trust; insurance premiums; expenses of calculating the net asset value of Class C Shares; expenses of shareholder meetings; and expenses related to the issuance, registration and qualification of Class C Shares.

      5. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

      6. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Trust, and (b) approval by a vote of the Board of Trustees and a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.
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      7. This Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be case in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the date which is fifteen months after the date of the last approval.

      8. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount that may be expended from the assets of any Series for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of such Series, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time with respect to any Series by a vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of such Series.

      9. The Trust and the Distributor each shall provide the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

      10. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" of the Trust shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

      11. For the purposes of this Plan, the terms "interested persons" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Distributor, the value of the net assets of any Class of any Series shall be computed in the manner specified in the then-current prospectus and statement of additional information applicable to Shares of such Series.

      12. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the "Records") for a period of six years from the end of the fiscal year in which such Record was made, and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

      13. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

      14. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan shall not be affected thereby.